Mr. Michelini is associated with Apollo Management V, L.P. ("Management V") and its affiliated investment managers. Management V serves as the manager of Apollo Investment Fund V, L.P. (“AIF V”), Apollo Netherlands Partners V (A), L.P. (“Netherlands A”), Apollo Netherlands Partners V (B), L.P. (“Netherlands B”) and Apollo Overseas Partners V, L.P. (“Overseas V”), and as a special limited partner of Apollo German Partners V GmbH & Co. KG (“German V,” and collectively with AIF V, Netherlands A, Netherlands B and Overseas V, the “Apollo Funds”), which collectively own 22,149,703 shares of Metals USA Holdings Corp. common stock. This report does not include any securities of Metals USA Holdings Corp. that may be deemed beneficially owned by any of the Apollo Funds or Management V, and Mr. Michelini disclaims beneficial ownership of all such securities. This report shall not be deemed an admission that Mr. Michelini is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.